Exhibit 99.1

Press Release	Source: Industrial Services of America, Inc.

Industrial Services of America, Inc. Reports 2003 Fourth Quarter and Year-End Results Thursday March 4, 9:40 am ET

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 4, 2004--Industrial Services of America, Inc. (NASDAQ:IDSA - News), a leading scrap recycling and waste management services company, announced financial results for the fourth quarter and year ended December 31, 2003. These results did not change from the preliminary unaudited results reported in the Company's press release dated February 9, 2004. A complete report is available in the Company's Form 10-K, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial highlights for the fourth quarter and year ended December 31, 2003 include (all per share amounts are before a previously announced 2 for 1 stock split declared on February 26, 2004 with a record date of March 16, 2004 and a distribution date of March 30, 2004):

--	Total revenues for the calendar year 2003 were $118.5 million, compared with total revenues for the calendar year 2002 of $101.3 million.

--

Net income for the calendar year 2003 was $668,406 (basic earnings of 42 cents per share and diluted earnings of 41 cents per share), compared with a net loss of $(163,704) (basic and diluted loss of (10) cents per share) for calendar year 2002.

--	EBITDA (see definition and reconciliation below) for 2003 was $3,102,019 compared with $1,942,637 for 2002.

--	Total revenues for the fourth quarter of 2003 were $31.1 million, compared with total revenues for the fourth quarter of 2002 of $24.4 million.

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Net income for the fourth quarter of 2003 was $280,717 (basic earnings of 18 cents per share and diluted earnings of 17 cents per share), compared with a net loss of $(494,441) (basic and diluted loss of (30) cents per share) for the fourth quarter of 2002.

--	EBITDA for the fourth quarter of 2003 was $893,182 compared with negative EBITDA of $(131,647) in the fourth quarter of 2002.

--

Other expenses for the calendar year 2003 included a one-time charge of $204,000 due to the relocation of the Company's Indiana logistic recycling operation to a more favorable location. The move provides monthly savings of $10,000, but required a settlement with the former lessor.

"In our twentieth year as a public company, we have grown from a small company with virtually no revenue to a company with revenue in excess of $118 Million." said Harry Kletter, Chairman and CEO. "Revenue, net income and EBITDA were all up over the prior year and we are confident of continued growth in 2004. Continued EBITDA strength should allow us to pay down debt in 2004." The Company's fourth quarter revenue growth was largely due to increased demand in the scrap markets; continued strong demand in 2004 should allow the Company to further reduce inventories. 2003 saw the Company's scrap recycling segment grow to become a more significant part of its business, which has further diversified its revenue stream and made the Company less dependent on any one revenue source.

Mr. Kletter continued "We expect the scrap markets to remain strong during 2004, continuing the growth of our recycling division. A highly competitive marketplace should continue to exert pressure on the management services side of the business, a market we helped create 20 years ago. Our waste equipment business should remain steady. We also expect to further expand our real estate holdings and create new revenue streams from our existing holdings."

The Company also announced the appointment of Patrick E. McGruder as Chief Operating Officer effective immediately. Mr. McGruder has been serving as Acting Chief Operating Officer since Bob Cuzzort resigned from that position on April 28, 2003. Mr. Cuzzort resigned as Chief Operating Officer to return to the furniture industry and continues to serve on the Company's board of directors. "Pat has done a tremendous job realigning and improving the profitability of our recycling operation and he has earned the right to be recognized for it." said Mr. Kletter.

Industrial Services of America, Inc., is a Louisville, Kentucky based metal recycling and management services company that offers a total package of waste, scrap and recycling management services to commercial, industrial and logistic customers nationwide, as well as waste handling equipment sales and service. The Company also actively participates in international markets, exporting ferrous, non-ferrous and other recycled materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS FOLLOW

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INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

Revenue	$31,113,489	$24,421,598

Cost of goods sold	29,350,648	23,510,143

Selling, general and administrative expenses	1,256,346	1,278,182
Property tax assessment	-	149,916

Income (loss) before other expense	506,495	(516,643)

Other expense	(106,284)	(36,461)

Income (loss) before income taxes	400,211	(553,104)

Income tax provision (benefit)	119,494	(58,663)

Net income (loss)	$ 280,717	$ (494,441)

Basic earnings (loss) per share	$ 0.18	$ (0.30)

Diluted earnings (loss) per share	$ 0.17	$ (0.30)

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

Revenue	$118,493,994	$101,279,239

Cost of goods sold	111,753,006	95,239,946

Selling, general and administrative expenses
	5,213,675	5,799,485
Property tax assessment	-	149,916

Income before other expense	1,527,313	89,892

Other expense	(480,954)	(92,203)

Income (loss) before income taxes	1,046,359	(2,311)

Income tax provision	377,953	161,393

Net income (loss)	$ 668,406	$ (163,704)

Basic earnings (loss) per share	$ 0.42	$ (0.10)

Diluted earnings (loss) per share	$ 0.41	$ (0.10)

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending December 31,		Year ending December 31,

	2003	2002	2003	2002

Net Income (loss)	$280,717	$(494,441)	$668,406	$(163,704)

Interest expense	75,786	(3,574)	306,261	213,200

Income taxes	119,494	(58,663)	377,953	161,393

Depreciation	417,185	399,442	1,698,219	1,579,392

Amortization	-	25,589	51,180	152,356

EBITDA (1)	$893,182	$(131,647)	$3,102,019	$1,942,637

(1) EBITDA is calculated by the Company as net income before interest expense, income taxes, depreciation and amortization.

Contact:

Industrial Services of America Inc., Louisville
Harry Kletter, 502-366-3452
hklet@isa-inc.com
or
Alan Schroering, 502-366-3452
aschroering@isa-inc.com
http://www.isa-inc.com/